EXHIBIT 10.1

AGREEMENT AND PLAN OF REORGANIZATION

By
And
Among

DRAGON GOLD RESOURCES, INC.
a Nevada Corporation,

SECURE VOICE COMMUNICATIONS, INC.
a Texas Corporation,

AND

THE SHAREHOLDERS OF
SECURE VOICE COMMUNICATIONS, INC.

AGREEMENT AND PLAN OF REORGANIZATION

THIS AGREEMENT AND PLAN OF REORGANIZATION (this “Agreement”) is made effective as of May 31, 2007, by and among Dragon Gold Resources, Inc., a Nevada corporation (“Dragon Gold”), Secure Voice Communications, Inc., a Texas corporation (“Company”) and the shareholders of the Company (“Shareholders”).

RECITALS

WHEREAS, the Shareholders are the record and beneficial owner of 40,098,000 shares of common stock of the Company, which represents all of the issued and outstanding common stock of Company (“Company Stock”);

WHEREAS, the Shareholders desires to sell and Dragon Gold desires to purchase from Shareholders all of the Company Stock in exchange for an aggregate of 3,207,840,000 shares of Dragon Gold common stock (“Dragon Gold Stock”);

WHEREAS, the respective Boards of Directors of Dragon Gold and the Company have determined that the exchange is fair to, and in the best interests of, such entities and have duly approved and adopted this Agreement and the transactions contemplated herein;

  NOW, THEREFORE, in consideration of the premises and the mutual promises made herein, and in consideration of the representations, warranties, and covenants contained herein, the parties agree as follows:

ARTICLE I
DEFINITIONS

As used in this Agreement, the following terms have the meanings indicated:

1.01.	Closing: The consummation of the transactions contemplated by this Agreement.

1.02.	Closing Date shall mean the time and date that the Closing occurs.

1.03.
Company Financial Statements shall consist of an audited balance sheet, statement of income, statement of cash flows, and statement of stockholder’s equity of the Company for the period of inception through May 8, 2007.

1.04.	Company Last Balance Sheet Date shall mean the period ended May 8, 2007.

1.05.	Company Stock shall mean all of the outstanding shares of capital stock of the Company.

1.06.	GAAP: Generally accepted accounting principles.

1.07.	Government shall mean any federal, state, local, municipal, or foreign government or any department, commission, board, bureau, agency, instrumentality, unit, or taxing authority thereof.

1.08.
Intellectual Property means all (a) licenses, patents, patent applications, patent disclosures, and improvements hereto, (b) trademarks, service marks, trade dress, logos, trade names, and corporate and company names and registrations and applications for registration thereof, (c) copyrights and registrations and applications for registration thereof, (d) computer software, data, code sources and documentation, and improvements thereto, (e) trade secrets and confidential business information (including ideas, formulas, compositions, inventions whether patentable or unpatentable and whether or not reduced to practice, know-how, processes and techniques, plans, proposals, technical data, copyrightable works, financial, marketing, and business data, pricing and cost information, business and marketing plans, and customer and supplier lists and information), (f) other proprietary rights, (g) copies and tangible embodiments thereof (in whatever form or medium), and (h) other intellectual and intangible property rights, including all registrations and applications therefore, and all continuations, continuations in part, and divisional applications.

1.09.	Knowledge means knowledge after a diligent and reasonable investigation.

1.10.
Material Adverse Effect shall mean any change in the financial condition or operation of the business that would materially affect the Company’s business adversely, including, but not limited to, material changes to management, business conditions, or financial condition.

1.11.	Proposal shall have the meaning set forth in Section 8.16.

1.12.	Reverse Split shall mean a one-for-eighty reverse split of the Dragon Gold Stock that does not reduce the number of shares of Dragon Gold Stock it is authorized to issue.

1.13.	SEC shall mean the Securities and Exchange Commission.

1.14.	SEC Filings shall mean the Form 10-KSB filed August 1, 2006, the Form 10-QSB filed on November 14, 2006 and the Form 10-QSB filed February 14, 2007.

ARTICLE II
EXCHANGE

On the basis of the representations, warranties, covenants, and agreements contained in this Agreement and subject to the terms and conditions of this Agreement:

2.01. Exchange. The Shareholders shall assign, transfer and convey at the Closing shares of Company Stock to Dragon Gold in exchange for shares of Dragon Gold Stock to be issued at the rate of one share of Dragon Gold Stock for one Share of Company Stock.

2.02. Purchase Price. The purchase price in con-sideration of the sale of all the Company Stock shall be shares of Dragon Gold Stock.

2.03. Tax Consequences. Each party shall be responsible for ascertaining and resolving its own tax consequences resulting from the transaction. No party shall make any representation as to any possible tax consequences arising as the result of the transaction. However, it is intended that the transaction contemplated hereby will qualify as a tax-free reorganization.

2.04. Consideration. The Company Stock referred to in Section 2.01 and the consideration to be paid by Dragon Gold referred to in Sections 2.02 shall constitute all of the consideration to be paid in connection with the transactions contemplated by this Agreement.

2.05. The Closing. The “Closing” of the transactions contemplated by this Agreement shall be negotiated and concluded between Dragon Gold, the Company, and the Shareholders on or before May 9, 2007 (the “Closing Date”), at the offices of Brewer & Pritchard, P.C., Three Riverway, Suite 1800, Houston, Texas 77056. The Shareholders will transfer to Dragon Gold all of its right, title and interest in and to the Company now held or hereafter acquired by them in exchange for the consideration set forth herein. Such ownership interest in and to the Company will be transferred by the Shareholders to Dragon Gold free and clear of any liens, encumbrances or other obligations.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF
THE COMPANY AND SHAREHOLDERS

The Company and Shareholders hereby agree, represent, and warrant to Dragon Gold, on the date of this Agreement, as follows:

3.01. Organization and Qualification.

(a) The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Texas, with all requisite power and authority to conduct its business and is not in breach of, or in default with respect to, any term of its Articles of Incorporation, Bylaws or other organizational documents. The Company has obtained all necessary consents, authorizations, approvals, orders, licenses, certificates, and permits of and from, and declarations and filings with, all federal, state, local, and other governmental authorities and all courts and other tribunals, to own, lease, license, and use its properties and assets and to carry on the business in which it is now engaged, except where the failure to do so would not have a Material Adverse Effect. The Company is duly qualified to transact the business in which it is engaged in every jurisdiction in which its ownership, leasing, licensing, or use of property or assets or the conduct of its business makes such qualification necessary, except where the failure to do so would not have a Material Adverse Effect.

(b) The Company does not have and has never had any subsidiaries and does not directly or indirectly own any equity interest in, or any interest convertible into or exchangeable for any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

3.02. Capitalization. The Shareholders collectively own one hundred (100%) percent of the issued and outstanding shares of Company Stock, which constitutes all of the outstanding capital stock of Company. The Company Stock is not owned or held in violation of any preemptive right of any other person or entity, is validly authorized, validly issued, fully paid and non-assessable, and is owned of record and beneficially by the Shareholders. The shares of Company Stock held by the Shareholders are restricted securities and are free and clear of all liens, security interests, pledges, charges, encumbrances, voting agreements, and voting trusts. There is no commitment, plan, or arrangement to issue, and no outstanding option, warrant, convertible debt agreement or other right calling for the issuance of, any shares of capital stock of the Company or any security or other instrument convertible into, exercisable for, or exchangeable for capital stock of the Company.

3.03. Due Authorization; Third Party Consents. The Company has the right, power, legal capacity, and authority to enter into and perform its obligations under this Agreement, and no approval or consent of any person other than the Company is necessary in connection with the execu-tion, delivery, or performance of this Agreement. The execu-tion, delivery, and performance of this Agreement by the Company has been duly authorized by its board of directors and no other corporate proceedings on the part of the Company are necessary to authorize this Agree-ment or the consummation of the transactions contemplated hereby. This Agreement constitutes a legal and binding obliga-tion of the Company, and is valid and enforceable against the Company in accordance with its terms.

3.04. Litigation. There is not any suit, action, arbitration, or legal, administrative, or other proceeding or governmental investigation (formal or informal), pending or to the best of Company’s Knowledge threatened (or any basis therefor known to the Company), with respect to the Company or the Shareholders (as it relates to the business of the Company), including but not limited to any action or claim under any federal, state, local or other governmental act, rule, regulation, or any interpretations thereof, relating to environmental matters or the protection of the safety and health of persons connected with the Company’s business (including but not limited to the transportation, treatment, storage, recycling, disposal, or release into the environment of hazardous or toxic materials or waste), or any basis on which any proceeding or investigation against the Company or the Shareholders might reasonably be undertaken or brought. The Company is not presently engaged in any legal action to recover monies due to the Company, for damages sustained by the Company, or amounts owed to the Company. During the two year period immediately preceding the Closing, the Company has neither received nor been a party to any written notice of violations, orders, claims, citations, complaints, penalties, assessments, court, or other proceedings, administrative, civil or criminal, at law or in equity.

3.05. Employees. The Company does not have or contribute to any pension, profit-sharing, option, other incentive plan, or other Employee Benefit Plan (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974), or have any obligation to or customary arrangement with employees for bonuses, incentive compensation, vacations, severance pay, insurance, or other benefits except as set forth in Schedule 3.05. Schedule 3.05 is a list of each employee and consultant and the compensation paid to each employee and consultant.

    3.06. No Violation of Employee Contracts. No current or prior employee, consultant or Shareholder of the Company has any employment or consulting agreement with the Company, except as set forth in Schedule 3.06. To the knowledge of the Company, no employee of the Company is in violation of any term of any contract, non-competition agreement, or any other contract or agreement or any restrictive covenant with, or any other common law obligation to, a former employer relating to the right of any such employee to be employed by the Company because of the nature of the business conducted by the Company or of the use of trade secrets or proprietary informa-tion of others. There is neither pending nor, to the Knowledge of the Company, threatened, any actions, suits, proceedings, or claims with respect to any contract, agreement, covenant, or obligation referred to in the preceding sentence.

3.07. Contracts, Agreements and Instruments. Schedule 3.07 includes the following documents of the Company:

3.07.01. True and correct copies of all material contracts, agreements and other instruments of the Company, as well as verbal understandings, involving an obligation on the part of the Company to pay or to render services, individually or in the aggregate, in excess of $25,000 per year or to receive payments in excess of $25,000 per year that is not entered in the ordinary course of business.

3.07.02. True and correct copies of all verbal and written contracts, arrangements, and understandings with officers, directors, and five percent or greater shareholders, except as disclosed in this Agreement.

Except for matters which, in the aggregate, would not have a Material Adverse Effect or are otherwise disclosed in the Schedules attached hereto or in the Agreement, to the Knowledge of the Company, no other party to any such contract, agreement, instrument, leases, or license is now in violation or breach of, or in default with respect to complying with, any material provision thereof, and each such contract, agreement, instrument, lease, or license contained in the Schedules hereto is in full force and effect and is the legal, valid, and binding obligation of the Company and is enforceable as to them in accordance with its terms. The Company does not have Knowledge that any other party to any such contract listed in Schedule 3.07 has given notice of termination or taken any action inconsistent with the continuance of such arrangement or understanding, except for matters which, in the aggregate, would not have a Material Adverse Effect; and the execution, delivery, and performance of this Agreement will not prejudice any such arrangement or understanding in any way contained in the Schedules hereto, except for matters which, in the aggregate, would not have a Material Adverse Effect. The Company is not a member of a customer or user organization or of a trade association which relationship would be materially affected by the execution and performance of this Agreement.

3.08. Consents and Approvals; No Violation. The execution and delivery and performance of this Agreement by the Company will not (a) conflict with or result in any breach of any provision of the Articles of Incorporation, Bylaws or other organization documents of the Company, (b) require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority (as defined herein), or where the failure to obtain such consent, approval, authorization or permit, or to make such filing or notification, would not in the aggregate have a Material Adverse Effect, (c) result in a material default (with or without due notice or lapse of time or both) (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, contract, license, agreement or other instrument or obligation to which the Company is a party or by which the Company or any of its assets may be bound, except for such defaults (or rights of termination, cancellation or acceleration) as to which requisite waivers or consents have been requested, (d) result in the creation or imposition of any lien, charge or other encumbrance on the assets of the Company, or (e) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any of its assets.

3.09. Financial Statements. The Company has delivered to Dragon Gold an unaudited Company balance sheet as of May 8, 2007, which fairly presents in all material respects the financial position of the Company to which it relates as of its date, and each of the related consolidated statements of operations and retained earnings and cash flows or equivalent statements in the Company Financial Statements (including any related notes and schedules) in accordance with generally accepted accounting principles.

3.10. Undisclosed Liabilities. There are no undisclosed and/or contingent liabilities that may bear upon the value of the Company’s business and its financial condition that is not reflected in the Company Financial Statements.

3.11. Permits and Licenses. The Company has all permits, licenses, and other similar authorizations necessary for the conduct of its busi-ness as now being conducted by it, and it is not in default in any respect under any such permits, licenses, or authoriza-tions, except for the absence of which would not have a Material Adverse Effect. No royalties, commissions, or fees are payable by the Company to any person by reason of the ownership or use of any intangible property. The Company is the sole and exclusive owner of all of its assets, does not use any of its assets by the consent of any other person and is not required to and does not make any payments to others with respect thereto. Except as set forth in Schedule 3.11, there are no material licenses, sub-licenses, or agreements relating to the use of any intangible property of the Company now in effect, and the Company has no Knowledge that any intangible property of the Company is being infringed by others. No claim that would have a Material Adverse Effect on the business of the Company is pending or, to the Knowledge of the Company, threatened, or has been made since the Company’s inception to the effect that, nor does the Company have any Knowledge that, the operation of the Company’s business or any method, process, part, or material that the Company employs, conflicts in any material way with, or infringes in any material way upon any rights of the type enumerated above, owned by others.

3.12. Properties. The Company has good and valid title to all properties and assets used in its business or owned by it, free and clear of all liens, mortgages, security interests, pledges, charges, and encumbrances (except for liens for current taxes not yet due or disclosed on the Company’s Last Balance Sheet Date).

3.13. Hazardous Materials. To the best of the Company’s Knowledge, the Company has complied with any and all applicable laws, ordinances, rules, and regulations related to the posses-sion, transportation, or disposal of hazardous materials. To the Knowledge of the Company, no employee of the Company has been exposed to hazardous materials such that exposure could cause damage to such employee.

3.14.  Interest in Competitors. No shareholder, officer or director of the Company, nor any spouse or child of any shareholder, officer or director with authority to enter into con-tracts on behalf of the Company, has any direct or indirect interest in any competitor, supplier, or customer of the Company or in any person from whom or to whom the Company leases any real or personal property, or in any other person with whom the Company is doing business.

3.15. Tax and Other Liabilities. The Company does not have any present liability of any nature, accrued or contingent, of the type required to be reflected on a balance sheet or in appropriate footnotes prepared in accordance with GAAP, including, without limitation, liabilities for federal, state, local, or foreign taxes and liabilities to customers or suppliers, which could have a Material Adverse Effect upon the Company, other than the following:

i.	Liabilities for which full provision has been made on the Company’s Last Balance Sheet; and

ii.
Other liabilities arising since the date of the Company’s Last Balance Sheet and prior to the Closing in the ordinary course of business which are not inconsistent with the representations and warranties of the Company or any other provision of this Agreement.

Without limiting the generality of the foregoing, the amounts set forth as provisions for taxes on the Company Last Balance Sheet are sufficient for all accrued and unpaid taxes of the Company, whether or not due and payable and whether or not disputed, under tax laws, as in effect on the date of the Company’s Last Balance Sheet or now in effect, for the period ended on such date and for all fiscal years prior thereto. The Company has filed all applicable tax returns required to be filed by it or has obtained applicable extensions and are not delinquent with respect to such extensions; have paid (or have established on the Company Last Balance Sheet a reserve for) all taxes, assessments, and other governmental charges payable or remittable by it or levied upon it or its properties, assets, income, or franchises, which are due and payable and have delivered to Dragon Gold a true and correct copy of any report as to adjustments received by the Company from any taxing authority during the past five years and a statement as to any litigation, governmental or other proceeding (formal or informal), or investigation pending.

3.16. Changes or Events. Since the Company Last Balance Sheet Date:

3.16.01. There has been no event or condition affecting the Company which would have a Material Adverse Effect on the Company.

3.16.02. The Company has not authorized, declared, paid or effected any dividend or liquidation or other distribution in respect of the Company Stock or other equity interest or any direct or indirect redemption, purchase or other acquisition of any equity interest of the Company.

3.16.03. The Company has not had any changes in its condition (financial or otherwise), liabilities, assets, or business or in any of its business relationships, including relationships with suppliers or customers, that, when considered individually or in the aggre-gate, might reasonably be expected to have a Material Adverse Effect.

3.16.04. The Company has not experienced any destruction of, damage to, or loss of any asset (regardless of whether covered by insurance) that, when considered individually or in the aggregate, might reasonably be expected to have a Material Adverse Effect.

3.16.05. The Company has not made any changes in accounting methods or practices (including, without limitation, any change in depreciation or amortization policies or rates), except for any such changes as were required by law.

3.16.06. Other than in the ordinary course of business, the Company has not increased the salary or other compensation payable or to become payable by the Company to any employee, or the declaration, payment, or commitment or obligation of any kind for the pay-ment by the Company of a bonus or other additional salary or compensation to any such person.

3.16.07. The Company has not sold, leased, transferred, or assigned any of their assets, tangible or intangible, other than for a fair consideration in the ordinary course of business;

3.16.08. No party has accelerated, terminated, modified or cancelled any agreement, contract, lease or license (or series of related agreements, contracts, leases and licenses) involving more than $25,000 to which the Company is a party;

3.16.09. The Company has not made any loans to any person or entity, or guaranteed any loan;

       3.16.10. To the Knowledge of the Company, the Company has not suffered any loss or any threatened loss of any permit, license, qualification, special charter or certificate of authority held or enjoyed or formerly held or enjoyed by the Company which loss has had or upon occurrence might reasonably be expected to have a Material Adverse Effect;

3.16.11. The Company has operated its business in the ordinary course and consistent with past practices so as to preserve its business organization intact, to retain the ser-vices of its employees and to preserve its goodwill and relationships with suppliers, creditors, cus-tomers, and others having business relationships with it;

3.16.12. The Company has not issued any note, bond or other debt security or created, incurred or assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligations;

3.16.13. The Company has not delayed or postponed the payment of accounts payable and other liabilities outside the ordinary course of business;

3.16.14. The Company has not granted any license or sublicense of any rights under or with respect to any Intellectual Property owned or licensed by the Company;

3.16.15. The Company has not made any loan to, or entered into any other transaction with, any of its directors, officers, and employees, outside the ordinary course of business; and

3.16.16. The Company has not made any agreement to do any of the things described in the preceding clauses 3.16.01 through 3.16.15.

3.17 Intellectual Property. The Company does not own or have pending, nor has it licensed, any Intellectual
Property, other than as described in Schedule 3.17 (the “Company Intellectual Property”). The Company Intellectual Property has not been the subject of any interference, opposition or cancellation proceedings. No Shareholder, employee of the Company or affiliate of the Shareholders, nor any other partnership or enterprise in which the Shareholders, any employee, or any relative or affiliate had or now has a 5% or greater ownership interest or other substantial interest, possesses any Intellectual Property which is used by the Company pursuant to any agreement or arrangement with such person. The Company has not received any written notice or written claim of infringement by the Company of the Intellectual Property of any third party. There is no infringement by others of the Intellectual Property of the Company.

3.18. No Defaults. The consummation of the transactions contemplated by this Agreement will not result in or constitute any of the following: (i) a breach of any term or provision of any other agreement of the Company that will not be waived or released at Closing; (ii) a default or an event that will not be waived or released at Closing, and that, with notice or lapse of time or both, would be a default, breach, or violation of the Articles of Incorporation or Bylaws of the Company or of any lease, license), promissory note, conditional sales contract, commitment, inden-ture, mortgage, deed of trust, or other agreement, instrument, any Intellectual Property, or arrangement to which the Company is a party or by which the Company or its assets are bound; (iii) an event that will not be waived or released at Closing and that would permit any party to termi-nate any agreement or to accelerate the maturity of any in-debtedness or other obligation of the Company; (iv) the creation or imposition of any lien, charge, or encumbrance on any of the Company’s assets; or (v) a violation of any law or any rule or regulation of any administrative agency or governmental body unrelated to the business or any order, writ, injunction or decree of any court, administrative agency or governmental body to which the Company is subject.

3.19. No Prohibited Payments. Neither the Company nor any employee, or agent of the Company, has made or authorized any payment of funds of the Company or on behalf of the Company prohibited by law and no funds of the Company have been set aside to be used for any payment prohibited by law.

3.20. Insurance. The Company maintains insurance coverage necessary to meet its business needs.

3.21. Completeness of Disclosure. No representation or warranty in this Agreement and no Appendix, Schedule, Exhibit, or certificate prepared by the Company pursuant hereto and no statement made or other document prepared by the Company and furnished to Dragon Gold by the Company contains any untrue statement of a material fact or omits or will omit any material fact necessary in order to make the statements contained therein not misleading.

Each of the Shareholders represents and warrants the following:

3.22. Restricted Stock. Each Shareholder understands and acknowledges that all of the shares of the common stock of Dragon Gold to be issued to them shall be issued under an exemption from registration provided for under Section 4(2) of the Securities Act of 1933, as amended (the “Act”). Consequently, the Shareholders understand and acknowledge that such common stock will be “restricted stock” as that term is defined in Rule 144 promulgated under the Act, and that (a) appropriate legends will be imprinted upon all certificates for the shares of common stock of Dragon Gold to be issued to the Shareholders, and (b) appropriate stop transfer orders will be entered in the stock transfer records of Dragon Gold. In addition, the Shareholders represent his/her intention to acquire the shares of Dragon Gold for his/her own account, for investment purposes only, and not with a view to any subsequent resale or distribution thereof.

3.23. Authorization. All action on the part of the individual Shareholders necessary for the authorization, execution and delivery of this Agreement by the Shareholders and the Company have been taken.

3.24. Title to the Shares. Each of the Shareholders owns, and is transferring to Dragon Gold at the Closing, good, valid and marketable title to the number of shares of Company Stock set forth opposite the name of the Shareholders on the signature page hereof, free and clear of all liens, claims, options and encumbrances whatsoever. Each Shareholder represents that there are no outstanding options, warrants or rights to purchase or acquire any of the Company Stock of the individual Shareholders nor is the Company Stock owned by each Shareholder subject to any voting agreements, pledges, shareholders agreement or lock-up agreement, or rights of first refusals. Each of the Shareholders represents that the shares of Company Stock being transferred represent all the Company securities, of any kind, held by such Shareholder. Each Shareholder hereby represents that the Common Stock is evidenced in “book entry” format and, accordingly, no Common Stock certificates have been issued.

3.25. Purchase Entirely for His Own Account. The Dragon Gold securities will be acquired for investment for each of the Shareholders’ own account, not as a nominee or agent, and not with the view to the resale or distribution of any part thereof, and each of the Shareholders has no present intention of selling, granting any participation in, or otherwise distributing the Dragon Gold securities. Each of the Shareholders have no contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation to such person with respect to any of the securities of Dragon Gold.

3.26. Disclosure of Information. Each of the Shareholders has reviewed the SEC Filings and has had the opportunity to ask questions of, and receive answers from, representatives of Dragon Gold to obtain additional information regarding Dragon Gold.

3.27.	Accredited Investor. Each Shareholder hereby represents that he/she/it is an “accredited investor” as defined in Rule 501 of Regulation D of the Securities Act of 1933.

3.28. Acceptance of Dragon Gold Stock. Each Shareholder has read this Agreement, agrees to be bound by all the terms of this Agreement, and accepts Dragon Gold Stock in exchange for Company Stock in the denominations set forth in Schedule 2.01.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF DRAGON GOLD

Dragon Gold hereby agrees, represent, and warrant to the Company, on the date of this Agreement, as follows:

4.01.  Organization and Qualification.

(a) Dragon Gold is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada, with all requisite power and authority to conduct its business and is not in breach of, or in default with respect to, any term of its Articles of Incorporation, Bylaws or other organizational documents. Dragon Gold has obtained all necessary consents, authorizations, approvals, orders, licenses, certificates, and permits of and from, and declarations and filings with, all federal, state, local, and other governmental authorities and all courts and other tribunals, to own, lease, license, and use its properties and assets and to carry on the business in which it is now engaged, except where the failure to do so would not have a Material Adverse Effect. Dragon Gold is duly qualified to transact the business in which it is engaged in every jurisdiction in which its ownership, leasing, licensing, or use of property or assets or the conduct of its business makes such qualification necessary, except where the failure to do so would not have a Material Adverse Effect.

(b) Dragon Gold does not have and has never had any subsidiaries and does not directly or indirectly own any equity interest in, or any interest convertible into or exchangeable for any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

4.02  SEC Document. Dragon Gold has made all of its filings with the SEC that it has been required to make under the Act, and the Securities Exchange Act of 1934, as amended (“Exchange Act”) since January 2005. As of their respective dates, each of the SEC Filings, attached hereto as Schedule 4.02, complied substantially in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder. As of the Closing Date, the financial statements included in or incorporated by reference into the SEC Documents, including the related notes and schedules, have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, are true, correct and complete in all respects, and are consistent with the books and records of Dragon Gold.

4.03.  Capitalization. The authorized capital stock of Dragon Gold consists of 500,000,000 shares of common stock, of which 49,246,724 shares of common stock are outstanding. All issued and outstanding shares of Dragon Gold common stock are validly issued, fully paid, non-assessable and free of preemptive rights. Except as set forth herein, (i) there are no options, warrants, convertible securities or any other obligation that require Dragon Gold to issue additional shares of capital stock and (ii) none of the holders of Dragon Gold common stock have anti-dilution rights, rights of first refusals, subscription rights or rights to purchase issuances of additional shares.

4.04. Authority, Binding Agreement. This Agreement has been approved by the Board of Directors of Dragon Gold. No consents, authorizations or approvals, whether of a governmental agency or instrumentality or otherwise, are necessary in order to enable Dragon Gold to enter into and perform this Agreement. This Agreement constitutes legal, valid and binding obligations of Dragon Gold and is enforceable against Dragon Gold in accordance with its terms.

4.05.  Litigation. There is not any suit, action, arbitration, or legal, administrative, or other proceeding or governmental investigation (formal or informal), pending or to the best of Dragon Gold’s Knowledge threatened (or any basis therefor known to Dragon Gold), with respect to Dragon Gold (as it relates to the business of Dragon Gold), including but not limited to any action or claim under any federal, state, local or other governmental act, rule, regulation, or any interpretations thereof, relating to environmental matters or the protection of the safety and health of persons connected with the Dragon Gold’ business (including but not limited to the transportation, treatment, storage, recycling, disposal, or release into the environment of hazardous or toxic materials or waste), or any basis on which any proceeding or investigation against Dragon Gold might reasonably be undertaken or brought. Dragon Gold is not presently engaged in any legal action to recover monies due to it, for damages sustained by the Dragon Gold, or amounts owed to Dragon Gold. During the two year period immediately preceding the Closing, Dragon Gold has neither received nor been a party to any written notice of violations, orders, claims, citations, complaints, penalties, assessments, court, or other proceedings, administrative, civil or criminal, at law or in equity.

4.06. Employees. Dragon Gold does not have or contribute to any pension, profit-sharing, option, other incentive plan, or other Employee Benefit Plan (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974), or have any obligation to or customary arrangement with employees for bonuses, incentive compensation, vacations, severance pay, insurance, or other benefits. Dragon Gold has no employees or consultants.

4.07. No Violation of Employee Contracts. No current or prior employee, consultant or stockholder of Dragon Gold has any employment or consulting agreement with Dragon Gold. To the Knowledge of Dragon Gold, no employee of Dragon Gold is in violation of any term of any contract, non-competition agreement, or any other contract or agreement or any restrictive covenant with, or any other common law obligation to, a former employer relating to the right of any such employee to be employed by Dragon Gold because of the nature of the business conducted by Dragon Gold or of the use of trade secrets or proprietary informa-tion of others. There is neither pending nor, to the Knowledge of Dragon Gold, threatened, any actions, suits, proceedings, or claims with respect to any contract, agreement, covenant, or obligation referred to in the preceding sentence.

4.08. Contracts, Agreements and Instruments. There are no contracts, agreements and other instruments of Dragon Gold, as well as verbal understandings, involving an obligation on the part of Dragon Gold to pay or to render services, individually or in the aggregate, in excess of $5,000 per year or to receive payments in excess of $5,000 per year, except as described in this Agreement. There are no verbal and written contracts, arrangements, and understandings with officers, directors, and five percent or greater shareholders.

4.09.  Consents and Approvals; No Violation. The execution and delivery and performance of this Agreement by Dragon Gold will not (a) conflict with or result in any breach of any provision of the Articles of Incorporation, Bylaws or other organization documents of Dragon Gold, (b) require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority (as defined herein), or where the failure to obtain such consent, approval, authorization or permit, or to make such filing or notification, would not in the aggregate have a Material Adverse Effect, (c) result in a material default (with or without due notice or lapse of time or both) (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, contract, license, agreement or other instrument or obligation to which Dragon Gold is a party or by which Dragon Gold or any of its assets may be bound, except for such defaults (or rights of termination, cancellation or acceleration) as to which requisite waivers or consents have been requested, (d) result in the creation or imposition of any lien, charge or other encumbrance on the assets of Dragon Gold, or (e) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Dragon Gold or any of its assets.

4.10. Balance Sheet Items. As reported on Dragon Gold’s quarterly report on Form 10-QSB for the three-month period ended December 31, 2006, Dragon Gold had total assets of $17,971, total liabilities of $20,677, and there are no undisclosed and/or contingent liabilities (including all taxes, assessments, and other governmental charges payable by it or levied upon it or its properties, assets, income, or franchises). Dragon Gold also does not have any present liability of any nature, accrued or contingent, of the type required to be reflected on a balance sheet or in appropriate footnotes prepared in accordance with GAAP. At Closing, there will be no change to assets and all liabilities (including undisclosed and/or contingent and taxes) shall be settled and/or paid in full, except for the liabilities set forth on Schedule 6.03.

4.11. Permits and Licenses. Except to satisfy the representations set forth in Section 4.01, Dragon Gold is not required to have or maintain any permits, licenses, and other similar authorizations necessary for the conduct of its busi-ness as now being conducted by it, and it is not in default in any respect under any such permits, licenses, or authoriza-tions. No royalties, commissions, or fees are payable by Dragon Gold to any person by reason of the ownership or use of any intangible property. Dragon Gold is the sole and exclusive owner of all of its assets, does not use any of its assets by the consent of any other person and is not required to and does not make any payments to others with respect thereto. There are no material licenses, sub-licenses, or agreements relating to the use of any intangible property of Dragon Gold now in effect, and Dragon Gold has no Knowledge that any intangible property of Dragon Gold is being infringed by others. No claim that would have a Material Adverse Effect on the business of Dragon Gold is pending or, to the Knowledge of Dragon Gold, threatened, or has been made since Dragon Gold’s inception to the effect that, nor does Dragon Gold has any Knowledge that, the operation of Dragon Gold’s business or any method, process, part, or material that Dragon Gold employs, conflicts in any material way with, or infringes in any material way upon any rights of the type enumerated above, owned by others.

4.12. Properties. Dragon Gold has good and valid title to all properties and assets used in its business or owned by it, free and clear of all liens, mortgages, security interests, pledges, charges, and encumbrances.

4.12.01. Set forth in the SEC Filings is a true and complete list of all properties and assets owned, leased, or licensed by Dragon Gold, including with respect to such properties and assets leased or licensed by Dragon Gold, a description of such lease or license. All such properties and assets owned by Dragon Gold are reflected in its last balance sheet as reported in the SEC Filings. All properties and assets owned, leased, or licensed by Dragon Gold are in good and usable condition (reasonable wear and tear, which is not such as to have a Material Adverse Effect on the operation of the business of Dragon Gold, excepted).

4.12.02. The properties and assets owned, leased, or licensed by Dragon Gold constitute all such properties and assets which are necessary to the business of Dragon Gold as presently conducted.

4.13. Hazardous Materials. Dragon Gold is not in the business of posses-sion, transportation, or disposal of hazardous materials.

4.14. Changes or Events. Since Dragon Gold’s last balance sheet as disclosed in its SEC Filings:

4.14.01. There has been no event or condition affecting Dragon Gold which would have a Material Adverse Effect on Dragon Gold.

4.14.02. Dragon Gold has not authorized, declared, paid or effected any dividend or liquidation or other distribution in respect of Dragon Gold Stock or other equity interest or any direct or indirect redemption, purchase or other acquisition of any equity interest of Dragon Gold, except preferred stock.

4.14.03. Dragon Gold has not had any changes in its condition (financial or otherwise), liabilities, assets, or business or in any of its business relationships, including relationships with suppliers or customers, that, when considered individually or in the aggre-gate, might reasonably be expected to have a Material Adverse Effect.

4.14.04. Dragon Gold has not experienced any destruction of, damage to, or loss of any asset (regardless of whether covered by insurance) that, when considered individually or in the aggregate, might reasonably be expected to have a Material Adverse Effect.

4.14.05. Dragon Gold has not made any changes in accounting methods or practices (including, without limitation, any change in depreciation or amortization policies or rates), except for any such changes as were required by law.

4.14.06. Other than in the ordinary course of business, Dragon Gold has not increased the salary or other compensation payable or to become payable by Dragon Gold to any employee, or the declaration, payment, or commitment or obligation of any kind for the pay-ment by Dragon Gold of a bonus or other additional salary or compensation to any such person.

4.14.07. Dragon Gold has not sold, leased, transferred, or assigned any of their assets, tangible or intangible, other than for a fair consideration in the ordinary course of business;

4.14.08. No party has accelerated, terminated, modified or cancelled any agreement, contract, lease or license (or series of related agreements, contracts, leases and licenses) involving more than $5,000 to which Dragon Gold is a party;

4.14.09. Dragon Gold has not made any loans to any person or entity, or guaranteed any loan;

4.14.10. To the Knowledge of Dragon Gold, Dragon Gold has not suffered any loss or any threatened loss of any permit, license, qualification, special charter or certificate of authority held or enjoyed or formerly held or enjoyed by Dragon Gold which loss has had or upon occurrence might reasonably be expected to have a Material Adverse Effect;

4.14.11. Dragon Gold has operated its business in the ordinary course and consistent with past practices so as to preserve its business organization intact, to retain the ser-vices of its employees and to preserve its goodwill and relationships with suppliers, creditors, cus-tomers, and others having business relationships with it;

4.14.12. Dragon Gold has not issued any note, bond or other debt security or created, incurred or assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligations;

4.14.13. Dragon Gold has not delayed or postponed the payment of accounts payable and other liabilities outside the ordinary course of business;

4.14.14. Dragon Gold has not made any loan to, or entered into any other transaction with, any of its directors, officers, and employees, outside the ordinary course of business; and

4.14.15. Dragon Gold has not made any agreement to do any of the things described in the preceding clauses 4.14.01 through 4.14.15.

4.15. Intellectual Property. Dragon Gold does not own any Intellectual Property.

4.16. No Defaults. The consummation of the transactions contemplated by this Agreement will not result in or constitute any of the following: (i) a breach of any term or provision of any other agreement of Dragon Gold that will not be waived or released at Closing; (ii) a default or an event that will not be waived or released at Closing, and that, with notice or lapse of time or both, would be a default, breach, or violation of the Articles of Incorporation or Bylaws of Dragon Gold or of any lease, license, promissory note, conditional sales contract, commitment, inden-ture, mortgage, deed of trust, or other agreement, instrument, any Intellectual Property, or arrangement to which Dragon Gold is a party or by which Dragon Gold or its assets are bound; (iii) an event that will not be waived or released at Closing and that would permit any party to termi-nate any agreement or to accelerate the maturity of any in-debtedness or other obligation of Dragon Gold; (iv) the creation or imposition of any lien, charge, or encumbrance on any of Dragon Gold’s assets; or (v) a violation of any law or any rule or regulation of any administrative agency or governmental body unrelated to the business or any order, writ, injunction or decree of any court, administrative agency or governmental body to which Dragon Gold is subject.

4.17. No Prohibited Payments. Neither Dragon Gold nor any employee, or agent of Dragon Gold, has made or authorized any payment of funds of Dragon Gold or on behalf of Dragon Gold prohibited by law and no funds of Dragon Gold have been set aside to be used for any payment prohibited by law.

4.18. Insurance. Dragon Gold represents that it has no insurance policies.

4.19. Completeness of Disclosure. No representation or warranty in this Agreement and no Appendix, Schedule, Exhibit, or certificate prepared by Dragon Gold pursuant hereto and no statement made or other document prepared by Dragon Gold and furnished to the Company by Dragon Gold contains any untrue statement of a material fact or omits or will omit any material fact necessary in order to make the statements contained therein not misleading.

4.20. Regulatory Investigations. There have been and are no current SEC, state securities commissions, or NASD investigations into the Company or its trading activities.

4.21.  Market for Common Stock. Dragon Gold’s common stock is currently listed on the over-the-counter electronic bulletin board ("OTCBB") under the symbol "DRGO.OB". Dragon Gold is not aware of any fact or circumstance that would jeopardize or otherwise impair the ability of Dragon Gold’s Stock to trade on the OTCBB presently or after consummation of the transactions contemplated herein.

4.22.  Termination of Agreements. In May 2006, Dragon Gold terminated, with no liability to itself or its officers or directors, the following eight agreements, contracts or other obligations:

(i)	Cooperative Agreement with Yinchuan Mining;
(ii)	Cooperative Agreement with Guilin Research Institute of Geology and Mineral Resources;
(iii)	Letter of Intent with Hanzhong Geological Brigade;
(iv)	Acquisition Agreement with Dragon Minerals, Inc. (“DMI”);
(v)	Letter of Intent with the shareholders of DMI;
(vi)	Employment Agreement Chairman Non-Executive;
(vii)	Cancellation of 13,500,000 shares of common stock; and
(viii)	Cancellation of Options to purchase 3,000,000 shares of common stock.

Dragon Gold incurred no liability to any third party prior to or as a result of any of the above referenced agreements.

ARTICLE V
DELIVERY OBLIGATIONS OF DRAGON GOLD

The obligations of Dragon Gold under this Agreement are subject, at the option of Dragon Gold, to the following conditions:

5.01.  The Shareholders in the amount of at least 80% shall execute this Agreement and deliver at Closing the signature page of this Agreement.

5.02.  Each Shareholder shall deliver Company stock certificates owned by each Shareholder and duly executed stock powers in denomination set forth in Schedule 2.01.

ARTICLE VI
DELIVERY OBLIGATIONS OF THE
COMPANY AND THE SHAREHOLDERS

The obligations of the Company and the Shareholders under this Agreement are subject, at the option of the Company and the Shareholders, to the following conditions:

6.01. Dragon Gold shall deliver board of directors resolutions, in the form attached as Schedule 6.01, acknowledging that its officers have resigned and be replaced by the following Company officers: (i) Carl Chase will serve as the Company’s chief financial officer; and (ii) Len Ivins will serve as the Company’s chief executive officer.

6.02. Dragon Gold shall deliver board of directors resolutions, in the form attached as Schedule 6.01, acknowledging that the directors of Dragon Gold shall be Len Ivins and Hank Vanderkam post-Closing.

6.03. Dragon Gold shall deliver documents, attached as Schedule 6.03 confirming that all debts have been settled and/or paid in full as of the Closing Date and that there are only a limited amount of liabilities at Closing.

6.04. Dragon Gold shall deliver an opinion of counsel, dated the Closing Date, to the Company, attached as Schedule 6.04.

ARTICLE VII
INDEMNIFICATION

7.01. Indemnification by Dragon Gold. Dragon Gold shall indemnify, defend and hold harmless the Company and Shareholders against any damage, loss, claim, liability, cost or expense, including reasonable fees and disbursements of counsel, accountants, experts and other consultants (collectively, “Damages”), resulting from, arising out of, or based upon any misstatement or omission from any representation by, or any breach of warranty, covenant or agreement of Dragon Gold contained in this Agreement, including schedules, certificates and documents delivered by Dragon Gold.

7.02. Indemnification Procedures. Promptly after receipt by the Company (the “Indemnitee”), of notice of any action, suit, proceeding, audit, claim or potential claim (any of which is hereinafter individually referred to as a “Circumstance”), which could give rise to a right to indemnification for Damages pursuant to Section 7.01, the Indemnitee shall give Dragon Gold (the “Indemnitor”) written notice describing the Circumstance in reasonable detail; provided, that failure of Indemnitee to give such notice to the Indemnitor shall not relieve the Indemnitor from any of its indemnification obligations hereunder unless (and then only to the extent) that the failure to give such notice prejudices the defense of the Circumstance by the Indemnitee. Indemnitor shall pay such obligation and assume such liability in full unless it disputes such Circumstance within ten (10) days from the date of notice provided to Indemnitor.

7.03.  Termination. Indemnification obligations of Dragon Gold terminate twelve months after the date of the signing of this Agreement provided, however, that the Indemnification period will be extended if there is a claim made during the twelve-month period.

ARTICLE VIII
MISCELLANEOUS

8.01. Expenses. Dragon Gold and the Company shall each be solely responsible for and bear all of its own respective expenses, including, without limitation, expenses of legal counsel, accountants, financial and other advisors, incurred at any time in connection with pursuing or consummating the definitive agreements and the Transaction contemplated herein.

8.02. Brokerage and Other Fees. Each party shall be responsible for the fees of their respective brokers and/or professionals (including, without limitation, legal and accounting fees) engaged to assist in the preparation, negotiation and counseling with respect, and relating, to this Agreement and consummation of the transactions contemplated herein, as well as their respective out-of-pocket expenses.

8.03. Further Actions. At any time and from time to time, the parties agree, at their expense, to take such actions and to execute and deliver such documents as may be reasonably necessary to effectuate the purposes of this Agreement.

8.04. Understanding and Advice of Counsel. The Company, the Shareholders, and Dragon Gold have had the assistance of separate counsel (including, without limitation, tax counsel) in carefully reviewing, discussing and considering all terms of this Agreement; and, with the benefit of such advice by counsel, who has read and considered this Agreement, have agreed to execute the same. This Agreement shall not be construed against or unfavorably to any party because of such party’s involvement in the preparation or drafting of this Agreement.

8.05. Modification. The Agreement and the schedules and exhibits hereto set forth the entire understanding of the parties with respect to the subject matter hereof supersede all existing agreements among them concerning such subject matter, and may be modified only by a written instrument duly executed by the Parties.

8.06. Notices. Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be delivered by personal delivery or by overnight delivery or mailed by certified mail, return receipt requested (or by the most nearly comparable method if mailed from or to a location outside of the United States), or delivered against receipt to the party to whom it is to be given at the address of such party set forth on the signature page to this Agreement. Any notice or other communication given by certified mail (or by such comparable method) shall be deemed given at the time of receipt thereof.

8.07. Waiver. Any waiver by any party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of that provision or of any breach of any other provision of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions will not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any waiver must be in writing and, in the case of a corporate party, be authorized by a resolution of the Board of Directors or by an officer of the waiving party.

8.08. Binding Effect. The provisions of this Agreement shall be binding upon and inure to the benefit of each party’s respective successors, assigns, heirs, and personal representatives.

8.09. No Third-Party Beneficiaries. Except for the Investors which are third-party beneficiaries to this Agreement, this Agreement does not create, and shall not be construed as creating, any rights enforceable by any person not a party to this Agreement.

8.10. Severability. If any provision of this Agreement is invalid, illegal, or unenforceable, the balance of this Agreement shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances.

8.11. Headings. The headings of this Agreement are solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

8.12. Counterparts, Governing Law; Venue. This Agreement may be executed in any number of counterparts (facsimile signatures are sufficient), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas without giving effect to conflict of laws. Venue of any dispute concerning this Agreement shall be exclusively in Harris County, Texas.

8.13. Survival of Representations and Warranties. All representations, warranties, covenants and agree-
ments made by any party to this Agreement shall survive for a period of twelve months after the Closing, and upon expiration of such period, such representations and warranties shall expire.

8.14. Entire Agreement; Assignment. This Agreement (a) constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof and (b) shall not be assigned by operation of law or otherwise.

8.15.  Post-Closing. The parties agree to execute, deliver, and take action post-closing as necessary to effectuate any transaction herein contemplated.

8.16.  Reverse Split; Stockholders Meeting; Proxy Statement.  Promptly following the Closing, Dragon Gold shall take all action necessary to effect the Reverse Split.  Without limiting the generality of the foregoing, promptly following the Closing, Dragon Gold shall take all action necessary to call a meeting of its stockholders (the “Stockholders Meeting”), which shall occur not later than June 30, 2007 (the “Stockholders Meeting Deadline”), for the purpose of seeking approval of the Reverse Split (the “Proposal”).  In connection therewith, the Company will promptly prepare and file with the SEC proxy materials (including a proxy statement and form of proxy) for use at the Stockholders Meeting and, after receiving and promptly responding to any comments of the SEC thereon, shall promptly mail such proxy materials to the stockholders of the Company.  The Company will comply with Section 14(a) of the 1934 Act and the rules promulgated thereunder in relation to any proxy statement (as amended or supplemented, the “Proxy Statement”) and any form of proxy to be sent to the stockholders of the Company in connection with the Stockholders Meeting, and the Proxy Statement shall not, on the date that the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to stockholders or at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies or the Stockholders Meeting which has become false or misleading.

[SIGNATURE PAGE SET FORTH BELOW]

IN WITNESS WHEREOF, the parties have duly executed this Agreement effective as of the date written in the preamble of this Agreement.

Dragon Gold Resources, Inc., a Nevada   Secure Voice Communications, a Texas
Corporation      Corporation

By:       By:
_________________, President    _________________, President

Address: ______________________________  Address: ______________________________
______________________________   ______________________________

SECURE VOICE COMMUNICATION SHAREHOLDERS:

Name       Name

_________________     _________________
Signature      Signature

Number of Shares of Stock: _____________    Number of Shares of Stock: _____________

Address: ____________________________  Address: ___________________________
____________________________   ___________________________

Name       Name

_________________     _________________
Signature      Signature

Number of Shares of Stock: _____________   Number of Shares of Stock: _____________

Address: ____________________________  Address: ___________________________
____________________________   ___________________________

10

SCHEDULE 2.01

Dragon Gold Stock exchanged for Company Stock

Name of Secure Voice Shareholder	Number of Secure Voice Shares Owned	Number of Dragon Gold Shares To be Issued
Silver Star Holdings	22,092,000	1,767,360,000
Jonathan Camarillo Trust	3,560,000	284,800,000
Brewer & Pritchard	1,200,000	96,000,000
Trevor Ling	3,996,000	319,680,000
Carl A. Chase	1,600,000	128,000,000
Tom Lee	300,000	24,000,000
Geraldine Smith	200,000	16,000,000
Forrest Wayne	200,000	16,000,000
Danny Chan	2,800,000	224,000,000
Mike Caloway	100,000	8,000,000
Tommy Allen	500,000	40,000,000
Fred Rothstein	250,000	20,000,000
Ramzi Nassar	1,600,000	128,000,000
Doug Shaw	100,000	8,000,000
Len Ivins	1,600,000	128,000,000
Total	40,098,000	3,207,840,000

SCHEDULE 3.05

Employment Compensation of Company

Employee/Consultant  Amount Paid

1. Danny Chan  2,800,000 shares of common stock
2. James Leonard Ivins  $5,000.00/month, plus 1,600,000 shares of common stock
3. Carl a. Chase  $5,000.00/month, plus 1,600,000 shares of common stock

 SCHEDULE 3.06

Employment and/or Consulting Agreements of Company

Employment and Consulting Agreements with the following individuals are attached hereto:

1. Consulting Agreement with Danny Chan
2. Employment Agreement with James Leonard Ivins
3. Employment Agreement with Carl Chase

SCHEDULE 3.07

Contracts, Agreements and Instruments of Company

The following contracts and agreements are attached hereto:

1.	Promissory Note issued to Secure Voice Communication, Inc., a Florida corporation
2.	License Agreement with Dipak Ghosal and Brennen Reynolds

SCHEDULE 3.11

Permits and Licenses of Company

The Company has the following permits and licenses:

1.	License Agreement with Dipak Ghosal and Brennen Reynolds

SCHEDULE 3.17

Company Intellectual Property

See Schedule 3.11

SCHEDULE 4.02

Dragon Gold SEC Filings

SCHEDULE 6.01

Board Resolutions for new Dragon Gold Officers & Directors

SCHEDULE 6.03

Confirmation that Dragon Gold Debt Settled in Full &
Amount of Liabilities at Closing

The undersigned hereby confirm that there is a total of approximately $_________ in outstanding liabilities of Dragon Gold, Inc. as of the date hereof. All other outstanding debts of Dragon Gold, Inc. have been settled and/or paid in full.

Dated as of the ___ day of May, 2007.

[Name]       [Name]

_____________________________   _____________________________

SCHEDULE 6.04

Opinion of Counsel of Dragon Gold

Opinions

Based upon and subject to the foregoing, it is my opinion that:

1. Dragon Gold has the corporate authority to issue a total of 500,000,000 shares of common stock, $0.001 par value per share; 49,946,724 shares of the common stock are presently issued and outstanding.

2. Dragon Gold is a validly existing corporation under the laws of the State of Nevada and has full corporate power and authority under such laws to own its properties and to conduct its business. Dragon Gold is qualified to conduct business as a foreign corporation in each jurisdiction where the nature of its business activities requires such qualification except where failure to so qualify would not have a material adverse effect upon the business or financial condition of Dragon Gold.

3. The shares issuable under the Agreement and Plan of Reorganization (“Reorganization Agreement”), when issued and paid for in accordance with their terms, will be fully paid and non-assessable. Dragon Gold has authorized the issuance of the shares under the Reorganization Agreement; and has full power and authority to issue the same on the terms and conditions set forth in the Reorganization Agreement, as provided in the Consent of Directors adopting the Reorganization Agreement.

4. Neither the execution and delivery of the Reorganization Agreement, nor compliance with the terms and provisions thereof, including without limitation the consummation of the transactions contemplated thereby, will violate any statute, regulation or ordinance of any governmental authority, or conflict with or result in the material breach of any term, condition or provision of the Articles of incorporation, , Bylaws or other charter documents of Dragon Gold, nor, to my knowledge, of any agreement, deed, contract, mortgage, indenture, writ, order, decree, legal obligation or instrument to which Dragon Gold is a party or by which it or any of its assets or properties are or may be bound; or constitute a material default (or an event which, with the lapse of time or the giving of notice, or both, would constitute a material default) thereunder, nor result in the creation or imposition or any lien, charge or encumbrance, or restriction of any nature whatsoever with respect to any properties or assets of Dragon Gold , nor give to others any interest or rights, including rights of termination, acceleration or cancellation in or with respect to any of the properties, assets, contracts or business of Dragon Gold. The Reorganization Agreement and all other agreements and documents delivered by Dragon Gold in connection therewith have been duly executed and delivered by Dragon Gold and constitute valid and binding obligations of Dragon Gold enforceable in accordance with their respective terms. Execution of the Reorganization Agreement and performance by Dragon Gold thereunder have been duly authorized by all requisite corporate action on their respective parts, and performance thereunder will not violate any provision of its Articles of Incorporation or Bylaws, nor, to my knowledge, any agreements, mortgages or other commitments of any type or nature whatsoever or any law, order, regulation or decree applicable to it or its properties, except that no opinion is expressed as to the validity of the indemnification provisions insofar as they are or may be held to be violative of public policy (under either state or federal law), the availability of specific performance or other equitable remedies, the effects of bankruptcy, insolvency, moratorium and all other similar laws and decisions affecting the rights of creditors generally.

5.  No approval of the Dragon Gold shareholders or authorization of or prior filing with any governmental authority, including the Securities and Exchange Commission, or any other person or entity on the part of Dragon Gold is required as a condition to the execution and delivery of the Reorganization Agreement or the consummation of the transactions contemplated thereby other than the filing of any documents contemplated by the Reorganization Agreement.
6. All of the shares of Dragon Gold common stock that are issued and outstanding were issued either pursuant to an effective registration statement under the Securities Act of 1933 or pursuant to validly perfected exemptions from registration. I have reviewed the letter dated January 21, 200 by Richard Wulff, commonly referred to as the Wulff-Worm analysis, and have concluded that (i) none of the shares of outstanding Dragon Gold common stock is subject to an interpretation under the Wulff-Worm analysis requiring the resale to be registered under the Securities Act of 1933, (ii) none of the scenarios described in the letter (or similar scenarios) were used by Dragon Gold with respect to any of the outstanding shares of Dragon gold common stock, and (iii) none of the sales of the Dragon Gold common stock would be part of a plan by any such person to distribute or redistribute securities to the public in violation of the registration requirements of the Securities Act of 1933. Dragon Gold is not a shell or blank check company. None of the shares of Dragon Gold common stock that are free trading or eligible for resale under Rule 144k are subject to the Wulff-Worm analysis that would require that the resale of such shares be registered under the Securities Act of 1933.